Exhibit 99.1

SENOMYX ANNOUNCES SECOND QUARTER 2016 FINANCIAL RESULTS

SAN DIEGO, CA – July 28, 2016 – Senomyx, Inc. (NASDAQ: SNMX), a leading company using proprietary taste science technologies to discover, develop, and commercialize novel flavor ingredients for the food, beverage, and ingredient supply industries, today reported financial results for the second quarter ended June 30, 2016. Total revenues for the second quarter 2016 were $6.6 million including $2.3 million in commercial revenues.

“Senomyx is well-positioned after the first half of 2016 to meet key commercial revenue, business development and R&D goals,” stated John Poyhonen, President and Chief Executive Officer of the Company. “Commercial revenue grew by 92% in the first half of 2016 compared to the same period of 2015, driven by both royalties and direct sales to flavor houses,” Poyhonen commented.

“One of our primary 2016 goals is to pursue new collaborative relationships for our Sweet Taste Program that maximize the commercial potential of the program. In the marketplace, we have seen continued significant interest in the reduction of calories in foods and beverages driven by pressure from NGOs, lawmakers and consumers. We are currently evaluating opportunities and we remain confident in our ability to deliver on this important business development goal,” Poyhonen stated.

“On the research and development front, we continue to make progress in our natural high intensity, zero calorie sweetener discovery program. Our R&D team has identified multiple novel sweeteners from a plant source which have demonstrated greater potency and fewer off-tastes than rebaudioside-A. We have completed our internal evaluations of their performance and several of these natural sweetener candidates have met our internal sensory, stability and solubility requirements. Based on these results, during the second quarter we initiated preliminary product development activities with a project to determine the commercial feasibility of potential manufacturing scale-up routes, although the discovery and development timeline is currently uncertain,” Poyhonen concluded.

“Senomyx’s direct sales program has continued to show good progress since our last quarterly update, as the adoption of our Complimyx® flavor ingredient offerings by our flavor house customers continues to gain momentum,” stated Sharon Wicker, Senior Vice President and Chief Commercial Development Officer. “We now have 12 wins across 10 different customers. Additionally we are very encouraged by the sales increases from our existing customers, including the growing number of repeat orders, as this demonstrates the value and differentiation our offerings can bring in the development of their flavor solutions,” Wicker concluded.

Q2 2016 Financial Results:

Commercial revenues were $2.3 million in the second quarter of 2016 compared to $1.6 million in the second quarter of 2015. The improvement primarily resulted from higher royalties related to our Sweet Taste program, as well as higher direct sales of our flavor ingredients. These increases were partially offset by a one-time $250,000 commercial milestone earned in the second quarter of 2015. Development revenues were $4.3 million in the second quarter of 2016 compared to $4.6 million in the second quarter of 2015. The decrease is primarily due to reduced cost reimbursement revenues.

Research, development and patents expenses, including non-cash, stock-based expenses, decreased to $5.5 million for the second quarter of 2016 from $5.7 million for the second quarter of 2015. The decrease was primarily attributable to lower personnel and depreciation expenses. Selling, general and administrative expenses, including non-cash, stock-based expenses, decreased to $2.9 million for the second quarter of 2016 from $3.0 million for the second quarter of 2015.

The net loss for the quarter ended June 30, 2016 improved to $2.1 million compared to $2.7 million for the quarter ended June 30, 2015.

Financial Review and Outlook:

“Senomyx delivered very good financial results for the second quarter and for the first half of the year,” stated Tony Rogers, Senior Vice President and Chief Financial Officer. “We increased our cash balance during the quarter and commercial revenues continued to grow as compared to both the prior year and the first quarter. Furthermore, we beat our second quarter net results guidance by nearly $900,000 primarily due to lower expenses and higher direct sales than anticipated. Looking forward, we will continue to provide only quarterly guidance due to limited control over commercial revenue timing and variability around ongoing business development activities,” Rogers concluded.

For the third quarter 2016, the Company expects:

●	Revenues to be at least $5.7 million, of which at least $2.3 million are commercial revenues; and
●	Net loss not to exceed $3.1 million or $0.07 per share.

Regarding the Company’s cash position, Senomyx ended the second quarter with $19.9 million in cash, an increase of more than $800,000 compared to the end of the first quarter. The Company is currently scheduled to receive $3.2 million in committed payments from collaborators and customers in the remaining two quarters of 2016. The Company may receive additional funding under future collaborations. Furthermore, the Company will receive additional commercial payments and cost reimbursements during 2016 and has the opportunity to receive additional milestone payments under existing collaborations.

Conference Call:

Senomyx will host a conference call at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) Thursday, July 28, 2016 to discuss these financial results and provide an update on the Company. To participate in the live conference call, U.S. residents should dial (844) 825-0514, and international callers should dial (315) 625-6892, at least 10 minutes prior to the call start time. The conference ID for this call is 45906497.

To access the live Internet broadcast or a subsequent archived recording, please log onto the Investor Relations section of Senomyx’s website at http://investor.senomyx.com.

About Senomyx, Inc. (www.senomyx.com)

Senomyx discovers novel flavor ingredients and natural high intensity sweeteners that allow food and beverage companies to create better-for-you products.  Under its direct sales program, Senomyx sells its Complimyx® brand flavor ingredients, Sweetmyx®, Savorymyx®, and Bittermyx®, to flavor companies for use in a wide variety of foods and beverages.  In addition, Senomyx has partnerships with leading global food, beverage, and ingredient supply companies, which are currently marketing products that contain Senomyx's flavor ingredients.  For more information, please visit www.senomyx.com.

Forward-Looking Statements:

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding new collaboration agreements and the anticipated funding we may receive, whether the research under our natural sweet taste research program will be successful and lead to the commercialization of any new natural flavor ingredients and the anticipated timing and scope of commercial launch of products containing our flavor ingredients, whether by our collaborators or through our direct sales program. Risks that contribute to the uncertain nature of the forward-looking statements include: large companies such as PepsiCo and Firmenich are typically conservative when implementing changes to their branded products, and may not begin or expand their use of our flavor ingredients when expected or at all; we are substantially dependent on our current and any future product discovery and development collaborators to develop and commercialize any flavor ingredients we may discover; we are dependent on our current and any future product discovery and development collaborators for our research and development funding; we have limited experience in manufacturing, marketing, or selling flavor ingredients on a commercial scale and may not successfully grow our direct sales program; commercial launches of new or reformulated food, beverage and ingredient products incorporating our flavor ingredients may not occur when expected or at all; the commercial utility for a novel flavor ingredient that we develop may ultimately be more limited than we expected; the cost to manufacture and/or formulate any of our flavor ingredients into packaged food and beverage products may be higher than anticipated, which could discourage market entry and acceptance; development activities for newer flavor ingredients may not demonstrate an acceptable safety profile or meet other commercialization criteria; no assurance can be given that we will be successful in developing and bringing to market novel natural flavor ingredients; and we may face challenges in developing manufacturing pathways to supply novel natural flavor ingredients at a competitive cost. These and other risks and uncertainties are described more fully in our most recently filed SEC documents, including our most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K, under the headings “Risks Related to Our Business” and “Risks Related to Our Industry.” All forward-looking statements contained in this press release speak only as of the date on which they were made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

(Financial Information to Follow) Contacts:
Financial	Investor Relations
Tony Rogers Senior Vice President & Chief Financial Officer	Megan Knight Investor Relations & Corporate Communications
Senomyx, Inc.	Senomyx, Inc.
858-646-8304	858-646-8430
tony.rogers@senomyx.com	megan.knight@senomyx.com

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Selected Financial Information

Condensed Statements of Operations

(in thousands, except for per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues:
Development revenues	$4,262	$4,594	$8,440	$8,943
Commercial revenues	2,305	1,619	4,377	2,276
Total revenues	6,567	6,213	12,817	11,219

Operating expenses:
Cost of commercial revenues	296	167	516	251
Research, development and patents (including $495, $475, $997 and $1,069, respectively, of non-cash stock-based compensation)	5,487	5,746	10,919	12,149
Selling, general and administrative (including $653, $759, $1,301 and $1,543, respectively, of non-cash stock-based compensation)	2,938	3,037	5,974	6,133
Total operating expenses	8,721	8,950	17,409	18,533

Loss from operations	(2,154)	(2,737)	(4,592)	(7,314)

Other income	18	9	37	17

Net loss	$(2,136)	$(2,728)	$(4,555)	$(7,297)

Basic and diluted net loss per share	$(0.05)	$(0.06)	$(0.10)	$(0.17)

Weighted average shares used in computing basic and diluted net loss per share	44,761	43,819	44,679	43,660

Condensed Balance Sheets

(in thousands)

	June 30, 2016	December 31, 2015
	(unaudited)

Cash, cash equivalents and investments available-for-sale	$19,887	$22,954
Other current assets	5,679	6,287
Property and equipment, net	3,053	3,334
Total assets	$28,619	$32,575

Accounts payable, accrued expenses and other current liabilities	$4,835	$5,303
Deferred revenues	1,987	3,511
Deferred rent	2,176	2,445
Leasehold incentive obligation	1,682	1,792
Stockholders’ equity	17,939	19,524
Total liabilities and stockholders’ equity	$28,619	$32,575